Exhibit 11.1

CONSENT OF INDEPENDENT PUBLIC
ACCOUNTING FIRM

June 29, 2022

Board of Directors

ERC COMMUNITIES 1, INC.

We hereby consent to the inclusion in the Offering Circular or other documents filed under Regulation A tier 2 on Form 1-A of our reports dated March 1, 2022, with respect to the balance sheets of ERC COMMUNITIES 1, INC. as of December 31, 2021, and 2020 and the related statements of operations, changes in shareholders’ equity and cash flows for the fiscal years ended December 31, 2021 and 2020, and the related notes to the financial statements.

/s/ IndigoSpire CPA Group

IndigoSpire CPA Group, LLC

Aurora, Colorado

June 29, 2022